UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 19, 2011

Kensey Nash Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34388	36-3316412
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

735 Pennsylvania Drive, Exton, Pennsylvania 19341

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (484) 713-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a meeting of the Board of Directors (the “Board”) of Kensey Nash Corporation (“the Company”) on September 19, 2011, and upon the recommendation of the Corporate Governance and Nominating Committee of the Board, the Board elected Lisa E. Earnhardt to serve as a member of the Board, with a term expiring at the 2013 annual meeting of stockholders, and appointed Ms. Earnhardt as a member of the Corporate Governance and Nominating Committee of the Board. Ms. Earnhardt, age 42, has served as President and Chief Executive Officer of Intersect ENT, Inc. (“Intersect ENT”) since March 2008. She also served as a Director of Intersect ENT since March 2008. From 2006 to 2008, she served as a member of Boston Scientific Corporation’s Operating Committee, serving as the President of the Cardiac Surgery division. She started her career in medical devices in 1996, having held a variety of sales and marketing positions of increasing responsibility with Guidant Corporation until the company was acquired by Boston Scientific Corporation. Ms. Earnhardt holds a Bachelor of Science degree in Industrial Engineering from Stanford University and a Master of Business Administration from Northwestern University’s Kellogg School of Management. Ms. Earnhardt also serves as a member of the Kellogg Alumni Council and was previously a member of the board of directors of Nerites Corporation (“Nerites”) from 2009 through January 2011, when the Company acquired substantially all of the net assets of Nerites.

At a meeting of the Board on September 20, 2011, after Ms. Earnhardt’s September 19, 2011 acceptance of her election to the Board, the Compensation Committee of the Board authorized and approved, pursuant to the Company’s Eighth Amended and Restated Employee Incentive Compensation Plan, the grant to Ms. Earnhardt of a restricted stock award of 1,270 shares of the Company’s common stock, which represents a prorated portion of the restricted stock award granted to each of the Company’s other non-employee directors for the director year of service that ends on the Company’s 2011 annual meeting of stockholders, with a fair value of $32,563, based on the closing price of the Company’s common stock on September 20, 2011. These shares are scheduled to vest in three equal annual installments on the first three anniversaries of the grant date, based solely on Ms. Earnhardt’s continuation of service as a director of the Company, and do not contain performance vesting criteria. In addition, in consideration of her service on the Board and the committee to which she was appointed, Ms. Earnhardt will receive a cash retainer of $8,042, which represents a prorated portion of the annual cash compensation paid to each of the Company’s other non-employee directors for the director year of service that ends on the Company’s 2011 annual meeting of stockholders.

A copy of the press release issued by the Company on September 23, 2011 announcing the addition of Lisa E. Earnhardt to the Board is filed as Exhibit 99.1 to this Current Report on Form 8-K (this “Form 8-K”) and incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 20, 2011, the Board approved an amendment to the Company’s Third Amended and Restated Bylaws (the “Bylaws”), effective immediately, which amendment added a new Section 8.6 to the Bylaws that provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Company’s certificate of incorporation or the Bylaws, or (iv) any other action asserting a claim governed by the internal affairs doctrine.

The text of the amendment to the Bylaws is filed as Exhibit 3.1 to this Form 8-K, and a complete copy of the Bylaws, as amended thereby, is filed as Exhibit 3.2 to this Form 8-K, and each of the foregoing is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

3.1	Amendment to Third Amended and Restated Bylaws of Kensey Nash Corporation.

3.2	Third Amended and Restated Bylaws of Kensey Nash Corporation, as amended.

99.1	Press release issued by the Company on September 23, 2011 announcing the addition of Lisa E. Earnhardt to Kensey Nash Corporation’s Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENSEY NASH CORPORATION

By:	/s/ Michael Celano
Michael Celano
Chief Financial Officer

Dated: September 23, 2011

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